Exhibit 99.1

Quintiles 2nd Quarter 2016 Results

  8.6% service revenue growth, 7.9% at constant currency, compared to the second quarter of 2015
  $0.93 diluted adjusted EPS representing 19.2% growth compared to the second quarter of 2015, with $0.71 diluted GAAP EPS representing 6.0% growth
  $1.64 billion of net new business in the second quarter of 2016 up 24.4% compared to the second quarter of 2015, representing a 1.41 book-to-bill ratio and resulting in backlog of $12.5 billion as of June 30, 2016
  $97.6 million of share repurchases during the second quarter of 2016
  Updating full year 2016 service revenue constant currency growth guidance to 6.0% to 7.0% compared to full year 2015, reaffirming full year 2016 Product Development service revenue constant currency growth guidance of approximately 10% compared to full year 2015, and updating Integrated Healthcare Services service revenue constant currency guidance to a 3.0% to 6.0% decline compared to full year 2015.
  Increasing diluted adjusted EPS guidance to $3.78 to $3.88 per share, representing growth of 13.5% to 16.5% compared to full year 2015, with diluted GAAP EPS of $3.26 to $3.41 per share, representing growth of 5.7% to 10.6% compared to full year 2015.

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--July 27, 2016--Quintiles Transnational Holdings Inc. (“Quintiles” or the “Company”) (NYSE: Q) today reported its financial results for the quarter ended June 30, 2016.

For the three months ended June 30, 2016, the Company’s service revenues were $1.17 billion which represents growth of 8.6%, or $92.7 million, including a favorable foreign currency impact of $7.0 million compared to the same period last year. The Company’s growth in service revenues, excluding the impact of foreign currency fluctuations (“constant currency”), was 7.9% with 13.1% growth in the Product Development segment and a decline of 5.9% in the Integrated Healthcare Services segment.

Reported GAAP income from operations was $150.7 million in the second quarter of 2016, representing a decline of 4.8% compared to the same period last year, and adjusted income from operations was $184.8 million, representing growth of 12.3% compared to the same period last year. The income from operations margin was 12.9%, representing a decrease of 180 basis points compared to the same period last year, and the adjusted income from operations margin was 15.8%, representing 50 basis points of expansion compared to the same period last year. The adjusted income from operations margin included the benefit of 130 basis points of favorable currency fluctuations, offset by lower Product Development margins compared to the same period last year.

Reported GAAP net income attributable to Quintiles was $86.8 million in the second quarter of 2016, representing growth of 2.1% compared to the same period last year, and adjusted net income was $112.5 million, representing growth of 14.0% compared to the same period last year. Reported GAAP diluted earnings per share was $0.71 for the three months ended June 30, 2016, representing growth of 6.0% compared to the same period last year, and diluted adjusted earnings per share was $0.93, representing growth of 19.2% compared to the same period last year. Reconciliations of the non-GAAP measures to the corresponding GAAP measures, including adjusted income from operations, adjusted net income, and diluted adjusted earnings per share, are attached to this press release.

Net new business grew 24.4% compared to the same period last year to $1.64 billion, representing a book-to-bill ratio of 1.41 in the quarter ended June 30, 2016. Second quarter net new business contributed to an ending backlog of $12.5 billion at June 30, 2016.

“Our team executed well in the second quarter, and we are very pleased with our diluted adjusted EPS growth of 19.2%, service revenue growth of 8.6%, and our 1.41 book-to-bill ratio,” said Quintiles Chief Executive Officer Tom Pike. “Our Product Development segment delivered a strong net new business performance with a 1.56 book-to-bill ratio, bringing Product Development’s book-to-bill ratio to 1.26 for the first half of 2016, and we believe our $12.5 billion backlog provides a strong foundation moving forward.”

The Product Development segment net new business totaled $1.39 billion in the quarter ended June 30, 2016, which represents growth of 43.2% and translates to a book-to-bill ratio of 1.56. Product Development’s service revenues at constant currency grew 13.1%, or $102.7 million, during the second quarter of 2016 compared to the same period last year. At actual foreign exchange rates, Product Development service revenues were $890.1 million, positively impacted by $1.0 million of favorable foreign currency fluctuations, resulting in service revenue growth of 13.2% compared to the same period last year. The constant currency revenue growth resulted from Q2 Solutions and volume-related increases in core clinical services and clinical trial support services, offset by a decline in advisory services. Product Development’s income from operations margin was 21.0% for the first quarter, representing a decline of 140 basis points compared to the same period last year, net of a benefit of 150 basis points from favorable currency fluctuations. The Product Development income from operations margin in the second quarter of 2016 includes an increase in compensation and related expenses relative to the prior year, our planned investment to expand our Global Delivery Network, as well as $4.2 million of bad debt expense and a $10.1 million reserve for certain potentially non-reimbursable expenses.

The Integrated Healthcare Services segment net new business totaled $259.8 million in the quarter ended June 30, 2016, which translates to a book-to-bill ratio of 0.94. On a constant currency basis, Integrated Healthcare Services’ service revenues declined 5.9%, or $17.0 million, during the second quarter of 2016 compared to the same period last year. At actual foreign exchange rates, Integrated Healthcare Services’ service revenues declined 3.8% to $277.0 million, positively impacted by $6.0 million from favorable foreign currency fluctuations. The constant currency revenue decline resulted from decreases in North America commercial services due to cancellations from 2015, and earlier this year, and a decrease in Encore Health revenues, partially offset by growth in real-world and late phase research services and an increase in Europe Commercial services. Commercial services in Europe benefitted by $8.9 million from the acceleration of revenue related to the modification of a royalty-based sales force arrangement. Integrated Healthcare Services’ income from operations margin was 9.3% for the second quarter, representing an increase of 280 basis points compared to the same period last year, due to higher margins in commercial services as a result of the royalty-based contract modification mentioned above, higher margins in real world and late phase research, and the benefit of 60 basis points from favorable currency fluctuations, offset by an increase of $2.6 million in bad debt expense.

General corporate and unallocated expenses were $37.0 million during the quarter ended June 30, 2016 compared to $30.3 million for the same period last year, and included $8.9 million of expenses related to the proposed merger with IMS Health. Interest expense was $22.5 million during the quarter ended June 30, 2016 compared to $25.5 million for the same period last year.

Other income, net was $2.8 million during the quarter ended June 30, 2016 compared to other expense, net of $11.7 million for the same period last year. Other income, net for the second quarter of 2016 primarily consisted of $1.6 million of foreign currency net gains, and other expense, net for the second quarter of 2015 included $6.8 million of foreign currency net losses and $4.6 million of expense related to the change in fair value of contingent consideration related to an acquisition.

The GAAP effective income tax rate was 27.9% for the second quarter of 2016 compared to 27.6% for the same period in 2015.

Equity in losses of unconsolidated affiliates was $3.8 million during the second quarter of 2016 compared to equity in earnings of unconsolidated affiliates of $1.7 million for the same period last year.

Net income attributable to noncontrolling interests was $4.5 million during the quarter ended June 30, 2016, primarily due to the minority interest partner’s share in Q2 Solutions. There was no material net income attributable to noncontrolling interests in the same period last year.

The Company repurchased approximately 1.5 million shares of its common stock in the second quarter of 2016 at an average market price per share of $65.67 for an aggregate purchase price of $97.6 million, and has approximately $46.8 million remaining under its repurchase authorization. The share repurchase program does not obligate the Company to acquire any particular amount of common stock, has no end date, and may be modified, suspended, or discontinued at any time.

For the six months ended June 30, 2016, the Company’s constant currency service revenue growth was 8.2%, or $171.9 million, as compared to the same period in 2015. At actual foreign exchange rates, the Company’s service revenues of $2.3 billion for the six months ended June 30, 2016, grew 8.1% compared to the same period in 2015 which included a negative foreign currency impact of $1.1 million. For the six months ended June 30, 2016, reported GAAP income from operations was $329.5 million, representing growth of 9.3% compared to the same period in 2015, and adjusted income from operations was $366.7 million, representing growth of 17.1% compared to the same period in 2015. The income from operations margin was 14.5%, representing 20 basis points of expansion, and the adjusted income from operations margin was 16.1%, representing 120 basis points of expansion compared to the same period last year, including the benefit of 140 basis points from favorable currency fluctuations. Reported GAAP net income was $193.4 million for the six months ended June 30, 2016, representing growth of 12.9% compared to the same period in 2015, and adjusted net income was $220.8 million, representing growth of 16.3% compared to the same period in 2015. Reported GAAP diluted earnings per share was $1.59 for the six months ended June 30, 2016, representing growth of 17.8% compared to the same period last year, and diluted adjusted earnings per share was $1.82, representing growth of 21.3% compared to the same period last year.

Financial Guidance

The Company is adjusting its full year 2016 constant currency service revenue growth guidance to a range of between 6.0% and 7.0% compared to full year 2015, reaffirming its full year 2016 Product Development constant currency service revenue growth guidance of approximately 10%, and updating its full year 2016 Integrated Healthcare Services constant currency service revenue guidance to a 3.0% to 6.0% decline compared to full year 2015.

The Company is increasing its diluted adjusted EPS guidance to $3.78 to $3.88 per share, representing growth of 13.5% to 16.5% compared to full year 2015, with diluted GAAP EPS guidance of $3.26 to $3.41 per share, representing growth of 5.7% to 10.6% compared to full year 2015. The Company expects an annual effective income tax rate of approximately 29.0%.

This financial guidance assumes foreign currency exchange rates in effect at the end of June remain in effect for the remainder of the year and does not reflect the potential impact of any future equity repurchases or the announced merger agreement with IMS Health. Diluted GAAP EPS guidance includes certain merger related costs, including actual costs already incurred and estimates of certain future costs. Actual results may differ from these estimates.

Webcast & Conference Call Details

Quintiles will host a conference call at 8:00 a.m. EDT today to discuss its second quarter 2016 financial results. To participate, please dial +1 (855) 710-5091 in the United States or +1 (706) 902-0591 outside the United States approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live via webcast on the Investors section of the Quintiles website at www.quintiles.com/investors. An archived replay of the conference call will be available online at www.quintiles.com/investors after 1:00 p.m. EDT today.

About Quintiles

Quintiles (NYSE: Q) helps biopharma and other healthcare companies improve their probability of success by connecting insights from our deep scientific, therapeutic and analytics expertise with superior delivery for better outcomes. From advisory through operations, Quintiles is the world’s largest provider of product development and integrated healthcare services, including commercial and observational solutions. Conducting operations in approximately 100 countries, Quintiles is a member of the FORTUNE 500 and has been named to FORTUNE’s list of the “World’s Most Admired Companies.” To learn more, visit www.quintiles.com.

Cautionary Statements Regarding Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Actual results may differ materially from the Company’s expectations due to a number of factors, including, but not limited to, that (i) most of the Company’s contracts may be terminated on short notice, and that the Company may be unable to maintain large customer contracts or to enter into new contracts; (ii) the Company may underprice its contracts, overrun its cost estimates, or fail to receive approval for or experience delays in documenting change orders; (iii) the historical indications of the relationship of backlog to revenues may not be indicative of their future relationship; (iv) the Company may be unable to maintain information systems or effectively update them; customer or therapeutic concentration could harm the Company’s business; (v) the Company’s business is subject to risks associated with international operations, including economic, political and other risks such as compliance with a myriad of laws and regulations, complications from conducting clinical trials in multiple countries simultaneously and changes in exchange rates; (vi) the Company may be unable to successfully identify, acquire and integrate businesses, services and technologies; (vii) the Company’s effective income tax rate may fluctuate, which may adversely affect our operations, earnings, and earnings per share; (viii) certain of the Company’s corporate governance documents could make an acquisition of the Company more difficult; (ix) the Company has substantial indebtedness and may incur additional indebtedness in the future, which could adversely affect the Company’s financial condition; (x) our investments in our customers’ businesses or drugs and our related commercial rights strategies could have a negative impact on our financial performance; (xi) we face risks arising from the restructuring of our operations, and (xii) risks related to the completion and effects of the announced merger with IMS Health, including, without limitation, (A) the ability to obtain shareholder and regulatory approvals, or the possibility that they may delay the transaction or that such regulatory approval may result in the imposition of conditions that could cause the parties to abandon the transaction, (B) the risk that a condition to closing of the merger may not be satisfied; (C) the ability of IMS Health and Quintiles to integrate their businesses successfully and to achieve anticipated cost savings and other synergies, (D) the possibility that other anticipated benefits of the proposed transaction will not be realized, including without limitation, anticipated revenues, expenses, earnings and other financial results, and growth and expansion of the new combined company’s operations, and the anticipated tax treatment, (E) current or potential future litigation relating to the proposed transaction that has been or could be instituted against IMS Health, the Company or their respective directors, (F) possible disruptions from the proposed transaction that could harm IMS Health’s or the Company’s business, including current plans and operations, (G) the ability of IMS Health or the Company to retain, attract and hire key personnel, (H) potential adverse reactions or changes to relationships with clients, employees, suppliers or other parties resulting from the announcement or completion of the merger, (I) potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect IMS Health’s and/or the Company’s financial performance, and (J) certain restrictions during the pendency of the merger that may impact IMS Health’s or the Company’s ability to pursue certain business opportunities or strategic transactions. For a further discussion of the risks relating to the Company’s business, see the “Risk Factors” in Quintiles’ annual report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC, as such factors may be amended or updated from time to time in Quintiles’ subsequent periodic and other filings with the SEC, including the Form S-4, as amended, filed by the Company with the SEC in connection with the proposed transaction with IMS Health, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Quintiles’ filings with the SEC. The Company assumes no obligation to update any such forward-looking statement after the date of this release, whether as a result of new information, future developments or otherwise.

Note on Non-GAAP Financial Measures

Non-GAAP results, such as adjusted EBITDA, adjusted income from operations, adjusted income from operations margin, adjusted net income and diluted adjusted EPS, are presented only as a supplement to the Company’s financial statements based on GAAP. Non-GAAP financial information is provided to enhance understanding of the Company’s financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP, and non-GAAP measures should not be considered in isolation from, or as a substitute analysis for, the Company’s results of operations as determined in accordance with GAAP. Definitions and reconciliations of non-GAAP measures to the most directly comparable GAAP measures are provided within the schedules attached to this release. The Company uses non-GAAP measures in its operational and financial decision making, and believes that it is useful to exclude certain items in order to focus on what it regards to be a more reliable indicator of the underlying operating performance of the business. As a result, internal management reports feature non-GAAP measures which are also used to prepare strategic plans and annual budgets and review management compensation. The Company also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures.

Non-GAAP measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to the Company, many of which present non-GAAP measures when reporting their results. Non-GAAP measures have limitations as an analytical tool. They are not presentations made in accordance with GAAP, are not measures of financial condition or liquidity and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Non- GAAP measures are not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider such performance measures in isolation from, or as a substitute analysis for, the Company’s results of operations as determined in accordance with GAAP.

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QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Service revenues	$1,167,064	$1,074,366	$2,275,086	$2,104,340
Reimbursed expenses	385,609	369,161	767,672	686,780
Total revenues	1,552,673	1,443,527	3,042,758	2,791,120
Costs of revenue, service costs	740,639	683,845	1,441,205	1,345,672
Costs of revenue, reimbursed expenses	385,609	369,161	767,672	686,780
Selling, general and administrative	250,568	225,898	476,084	445,504
Restructuring costs	25,114	6,234	28,258	11,558
Income from operations	150,743	158,389	329,539	301,606
Interest income	(834)	(1,459)	(1,464)	(2,329)
Interest expense	22,483	25,487	48,442	50,827
Loss on extinguishment of debt	—	7,780	—	7,780
Other (income) expense, net	(2,803)	11,659	1,703	8,798
Income before income taxes and equity in (losses)
earnings of unconsolidated affiliates	131,897	114,922	280,858	236,530
Income tax expense	36,810	31,700	79,387	67,788
Income before equity in (losses) earnings
of unconsolidated affiliates	95,087	83,222	201,471	168,742
Equity in (losses) earnings of unconsolidated affiliates	(3,789)	1,725	(1,147)	2,636
Net income	91,298	84,947	200,324	171,378
Net (income) loss attributable to non-controlling interests	(4,539)	4	(6,897)	(29)
Net income attributable to Quintiles
Transnational Holdings Inc.	$86,759	$84,951	$193,427	$171,349
Earnings per share attributable to common shareholders:
Basic	$0.73	$0.69	$1.62	$1.38
Diluted	$0.71	$0.67	$1.59	$1.35
Weighted average common shares outstanding:
Basic	119,464	123,834	119,456	124,169
Diluted	121,519	126,536	121,479	126,995

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

			June 30,	December 31,
			2016	2015
			(unaudited)
ASSETS
Current assets:
Cash and cash equivalents			$955,684	$977,151
Restricted cash			3,489	2,478
Trade accounts receivable and unbilled services, net			1,257,427	1,165,749
Prepaid expenses			66,443	50,624
Deferred income taxes			—	100,978
Income taxes receivable			21,059	34,089
Investments in debt, equity and other securities			37,787	—
Other current assets and receivables			94,709	80,916
Total current assets			2,436,598	2,411,985
Property and equipment, net			189,630	188,393
Investments in debt, equity and other securities			7,852	32,911
Investments in unconsolidated affiliates			57,340	52,382
Goodwill			716,640	719,740
Other identifiable intangibles, net			352,755	368,106
Deferred income taxes			104,858	42,684
Deposits and other assets			97,125	110,115
Total assets			$3,962,798	$3,926,316
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses			$865,151	$906,241
Unearned income			608,742	584,646
Income taxes payable			30,353	35,173
Current portion of long-term debt and obligations
held under capital leases			48,503	48,513
Other current liabilities			47,539	19,603
Total current liabilities			1,600,288	1,594,176
Long-term debt and obligations held under
capital leases, less current portion			2,397,834	2,419,293
Deferred income taxes			12,687	65,702
Other liabilities			180,690	182,826
Total liabilities			4,191,499	4,261,997
Commitments and contingencies
Shareholders’ deficit:
Common stock and additional paid-in capital,
300,000 shares authorized, $0.01 par value,
118,469 and 119,378 shares issued and outstanding
at June 30, 2016 and December 31, 2015, respectively			1,193	8,784
Accumulated deficit			(320,385)	(461,635)
Accumulated other comprehensive loss			(139,094)	(111,366)
Deficit attributable to Quintiles Transnational
Holdings Inc.’s shareholders			(458,286)	(564,217)
Non-controlling interests			229,585	228,536
Total shareholders’ deficit			(228,701)	(335,681)
Total liabilities and shareholders’ deficit			$3,962,798	$3,926,316

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

			Six Months Ended
			June 30,
			2016	2015
Operating activities:
Net income			$200,324	$171,378
Adjustments to reconcile net income to cash
provided by (used in) operating activities:
Depreciation and amortization			63,765	60,340
Amortization of debt issuance costs and discount			3,372	5,800
Amortization of accumulated other comprehensive loss
on terminated interest rate swaps			3,100	1,651
Share-based compensation			18,765	20,321
Loss (earnings) from unconsolidated affiliates			5,612	(2,603)
Benefit from deferred income taxes			(2,646)	(375)
Excess income tax benefits from share-based award activities			(5,096)	(29,565)
Changes in operating assets and liabilities:
Change in accounts receivable, unbilled services
and unearned income			(81,230)	(177,494)
Change in other operating assets and liabilities			(53,234)	(63,023)
Net cash provided by (used in) operating activities			152,732	(13,570)
Investing activities:
Acquisition of property, equipment and software			(57,373)	(31,924)
Purchase of trading securities			(39,036)	—
Proceeds from corporate owned life insurance policies			20,938	—
Proceeds from sale of cost method investments			26,042	—
Investments in unconsolidated affiliates,
net of payments received			(10,417)	(3,431)
Termination of interest rate swaps			—	(10,981)
Other			290	870
Net cash used in investing activities			(59,556)	(45,466)
Financing activities:
Proceeds from issuance of debt			—	2,248,500
Payment of debt issuance costs			—	(21,857)
Repayment of debt and principal payments
on capital lease obligations			(24,831)	(2,035,051)
Stock issued under employee stock purchase and option plans			14,832	45,308
Repurchase of common stock			(97,637)	(250,000)
Excess income tax benefits from share-based award activities			5,096	29,565
Net cash (used in) provided by financing activities			(102,540)	16,465
Effect of foreign currency exchange rate changes on cash			(12,103)	(21,172)
Decrease in cash and cash equivalents			(21,467)	(63,743)
Cash and cash equivalents at beginning of period			977,151	867,358
Cash and cash equivalents at end of period			$955,684	$803,615

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED SEGMENT OPERATIONS
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Service revenues
Product Development	$890,118	$786,397	$1,727,597	$1,535,926
Integrated Healthcare Services	276,946	287,969	547,489	568,414
Total service revenues	1,167,064	1,074,366	2,275,086	2,104,340

Costs of revenue, service costs
Product Development	529,075	453,450	1,013,715	890,872
Integrated Healthcare Services	211,564	230,395	427,490	454,800
Total costs of revenue, service costs	740,639	683,845	1,441,205	1,345,672

Selling, general and administrative
Product Development	174,093	156,777	337,646	311,885
Integrated Healthcare Services	39,559	38,845	76,250	76,767
General corporate and unallocated	36,916	30,276	62,188	56,852
Total selling, general and administrative	250,568	225,898	476,084	445,504

Income from operations
Product Development	186,950	176,170	376,236	333,169
Integrated Healthcare Services	25,823	18,729	43,749	36,847
General corporate and unallocated	(36,916)	(30,276)	(62,188)	(56,852)
Restructuring costs	(25,114)	(6,234)	(28,258)	(11,558)
Total income from operations	$150,743	$158,389	$329,539	$301,606

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Adjusted EBITDA
Net income attributable to Quintiles Transnational Holdings Inc.	$86,759	$84,951	$193,427	$171,349
Interest expense, net	21,649	24,028	46,978	48,498
Income tax expense	36,810	31,700	79,387	67,788
Depreciation and amortization	32,041	30,011	63,765	60,340
Restructuring costs	25,114	6,234	28,258	11,558
Merger related costs	8,942	—	8,942	—
Loss on extinguishment of debt	—	7,780	—	7,780
Adjustment to estimated contingent consideration	—	4,599	—	5,886
Adjusted EBITDA	$211,315	$189,303	$420,757	$373,199

Adjusted Income from Operations
Income from operations	$150,743	$158,389	$329,539	$301,606
Restructuring costs	25,114	6,234	28,258	11,558
Merger related costs	8,942	—	8,942	—
Adjusted income from operations	$184,799	$164,623	$366,739	$313,164

Adjusted Net Income
Net income attributable to Quintiles Transnational Holdings Inc.	$86,759	$84,951	$193,427	$171,349
Restructuring costs	25,114	6,234	28,258	11,558
Merger related costs	8,942	—	8,942	—
Loss on extinguishment of debt	—	7,780	—	7,780
Adjustment to estimated contingent consideration	—	4,599	—	5,886
Noncontrolling interests effect of non-GAAP adjustments (1)	(515)	—	(1,157)	—
Tax effect of adjustments (2)	(7,768)	(4,858)	(8,659)	(6,631)
Adjusted net income	$112,532	$98,706	$220,811	$189,942

Diluted weighted average common shares outstanding	121,519	126,536	121,479	126,995
Diluted adjusted earnings per share	$0.93	$0.78	$1.82	$1.50

(1) Reflects the portion of Q2 Solutions’ after-tax non-GAAP adjustments attributable to the minority interest partner.

(2) The tax effect of adjustments was based on the income tax rate of the respective transactions, which was 38.5%, with the exception of i) restructuring costs were tax effected at 30.8% and 29.9% during the three months ended June 30, 2016 and 2015, respectively, and 30.5% and 31.5% during the six months ended June 30, 2016 and 2015, respectively and ii) contingent consideration and the majority of merger related costs are not tax effected as they represent a permanent difference between book and tax income.

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (Continued)
(in millions, except per share data)
(unaudited)

Reconciliation of GAAP to Non-GAAP Full Year 2016 Guidance
			Diluted Adjusted
	Adjusted Net Income		Earnings Per Share
	Low	High	Low	High
Net income attributable to Quintiles and diluted earnings per share	$395	$413	$3.26	$3.41
Restructuring costs	46	41	0.38	0.34
Noncontrolling interest effect of non-GAAP adjustments (1)	(1)	(1)	(0.01)	(0.01)
Merger related costs (2)	45	41	0.37	0.34
Tax effect of adjustments (3)	(27)	(24)	(0.22)	(0.19)
Adjusted net income and diluted adjusted earnings per share	$459	$471	3.78	3.88

(1) Reflects the portion of Q2 Solutions after-tax non-GAAP adjustments attributable to the minority interest partner.

(2) Merger costs include actual costs already incurred and estimates of investment banking fees, legal and financial advisory fees, certain integration costs, and compensation and other related costs that are expected to be incurred in relation to the merger. Actual results may differ from these estimates.

(3) Restructuring costs are tax effected at approximately 31.0% and the portion of merger related costs that are tax deductible are tax effected at approximately 38.5%.

Note: Totals may not sum due to rounding.

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